Exhibit 16(b)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 20, 2005, is by and between LUXEMBURG BANCSHARES, INC., a Wisconsin corporation (the "Borrower"), and ASSOCIATED BANK, N.A., a national banking association (the "Bank").

Section 1 – Defined terms

Section 1.1  Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

"Bank of Luxemburg" means Bank of Luxemburg, a Wisconsin state bank, and any successor thereof.

"Capital Expenditure" means any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

"Capitalized Lease" means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

"Default" means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

"GAAP" means generally accepted accounting principles as applied in the preparation of the audited financial statement of the Borrower referred to in Section 4.5.

"Indebtedness" means, without duplication, all obligations for borrowed money, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by a Lien on property, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement.  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer and is legally obligated on such Indebtedness.

"Lien" means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

"Loan Documents" means this Agreement, the Note, the Pledge Agreement, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loan or any collateral for the Loan.

"Memorandum of Understanding" means the Memorandum of Understanding entered into as of December 21, 2004, between Bank of Luxemburg, the Wisconsin Department of Financial Institutions, Division of Banking and the Federal Deposit Insurance Corporation.

"Obligations" means all obligations and liabilities of the Borrower to the Bank under this Agreement, the Note and each of the other Loan Documents (all as amended, modified, renewed, restated or replaced from time to time) and under all  and all other obligations of the Borrower to the Bank, its successors and assigns, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, except for, and excluding, all obligations and liabilities of the Borrower under, and in connection with, the Subordinated Note.

"Person" means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

"Pledge Agreement" means a Pledge Agreement, in the form provided by the Bank to the Borrower, as amended, modified or replaced from time to time, under which the Borrower grants to the Bank a security interest in the stock of Bank of Luxemburg to secure the Obligations.

"Subordinated Note" means that certain Subordinated Note, dated as of October 20, 2005 (as amended, modified, renewed, restated or replaced from time to time) payable by the Borrower to the Bank.

"Subsidiary" means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

Section 1.2  Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP consistently applied.  Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.

Section 2 – The Loan; Interest, Fees and Payments

2.1  The Loan.  Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank agrees to make a loan (the "Loan") to the Borrower upon request of the Borrower, not later than November 30, 2005, in the amount of $500,000.  The Loan shall be a term loan, and if all or part of the Loan shall be repaid, it may not be reborrowed.

2.2  The Note and Maturity Date.  The Loan shall be evidenced by promissory note (the "Note") in the form of that delivered by the Bank.  All unpaid principal and all interest accrued on the Note shall be due and payable in full as set forth in the Note.  The Bank shall enter in its records the amount of the Loan, the rate of interest borne by the Loan and the payments of the Loan, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.  All principal of the Note, and all unpaid accrued interest on the Note, shall be payable in full on October 20, 2011 (the "Maturity Date").

2.3  Interest.  The principal balance of the Loan shall bear interest as set forth in the Note, payable as set forth therein.

2.4  Payments.  Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Green Bay time, on the dates due at the main office of the Bank in Green Bay, Wisconsin.  Funds received on any day after such time shall be deemed to have been received on the next business day of the Bank.  Whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a business day of the Bank, such payment shall be made on the next succeeding business day of the Bank and such extension of time shall be included in the computation of any interest or fees.

2.5  Prepayment.  Subject to Section 5.23, the Borrower may prepay the Loan in full or in part at any time or from time to time without premium or penalty, provided that any such prepayment shall include accrued interest on the prepaid amount to the date of prepayment.

Section 3 – Conditions Precedent to Loan

The obligation of the Bank to make the Loan hereunder shall be subject to the satisfaction of the conditions precedent that the Bank shall have received all of the following, in form and substance satisfactory to the Bank and that the following shall be true and correct:

(a)  The Note, executed by a duly authorized officer (or officers) of the Borrower.

(b)  The Pledge Agreement, together with delivery of certificates for all shares of the stock of Bank of Luxemburg, stock powers in blank, and lien searches in locations requested by the Bank.

(c)  A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, and (iii) copies of the Articles or Certificate of Incorporation and By-Laws of the Borrower with all amendments thereto.

(d) A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

(e)  A certified copy of the Memorandum of Understanding.

(f) An opinion of counsel to the Borrower, addressed to the Bank, in form and substance satisfactory to the Bank.

(g) Payment of a non-refundable commitment fee in the amount of $13,750 (including the commitment fee for the Subordinated Note) and reimbursement of all fees and expenses, not in excess of $15,000, in connection with the closing that are reimbursable by the Borrower hereunder.

(h)  Before and after giving effect to the Loan, the representation and warranties contained in Section 4 shall be true and correct, as though made on the date of the Loan.

(h)  Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

Section 4 – Representations and Warranties

To induce the Bank to enter into this Agreement and to make Loan hereunder, the Borrower represents and warrants to the Bank:

4.1  Organization, Standing, Etc.  The Borrower and each corporate Subsidiary is each a corporation and Bank of Luxemburg is a state-chartered banking corporation, each duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation, and each has all requisite power and authority, and requisite qualifications, to carry on its business as now conducted, in the instance of the Borrower to enter into the Loan Documents and to issue the Note and to perform its obligations under the Loan Documents.

4.2  Authorization and Validity.  The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

4.3  No Conflict; No Default.  The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any material indenture, loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound.

4.4  Government Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

4.5  Financial Statements and Condition.  The Borrower's audited consolidated financial statements as at December 31, 2004 and its unaudited financial statements as at June 30, 2005, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries and the results of their operations, changes in financial position, and statement of cash flows for the respective periods then ended.  The Reports of Condition and Income (Call Report) of Bank of Luxemburg, dated as of June 30, 2005, fairly presents, in all material respects, the financial condition of Bank of Luxemburg as of such date.  Since June 30, 2005, there has been no material adverse change in the business, operations or assets of the Borrower or any Subsidiary.

4.6  Litigation and Contingent Liabilities.  Schedule 4.6 lists all material actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary before any court,  arbitrator, governmental department or other instrumentality and all material contingent liabilities of the Borrower.

4.7  Compliance.  The Borrower and each Subsidiary is in material compliance with all statutes and governmental rules and regulations applicable to it.

4.8  Environmental Matters.  There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or any Subsidiary or which would require a material expenditure by the Borrower or any Subsidiary to cure.  Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment.

4.9  Ownership of Property; Liens.  The Borrower and its Subsidiaries have good and marketable title, in all material respects, to its real properties and good and sufficient title to its other properties, including all properties and assets shown in the financial statement of the Borrower referred to above (other than property disposed of since the date of such financial statement in the ordinary course of business).

4.10  Taxes.  The Borrower and each Subsidiary has filed all material federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other material taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes which are being contested in good faith by appropriate proceedings).  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges (including contested taxes).

4.11  Subsidiaries.  Schedule 4.11 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

4.12  ERISA Compliance.  The provisions of each Plan of the Borrower or any ERISA affiliate (under Section 414 of the Code) comply in all material respects with all applicable requirements of ERISA, and Borrower has not incurred any "accumulated funding deficiency" within the meaning of ERISA or has incurred any material liability to PBGC, in connection with any Plan.  For the purposes hereof, "Plan" means each employee benefit plan or other class of benefits covered by  Title IV of ERISA, whether now in existence or hereafter instituted.  For the purposes hereof, "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder.  For the purposes hereof, "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor.

Section 5 - Covenants

From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loan and all other liabilities of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will do, and will cause each Subsidiary to do, all of the following:

Section 5.1  Financial Statements and Reports.  Furnish to the Bank:

(a)  As soon as available, but in any event within 120 days after the end of each of Borrower's fiscal years, audited annual financial statements for Borrower, which include a balance sheet and income statement prepared by accountants acceptable to the Bank and prepared in accordance with generally accepted accounting principles consistently applied, which show all liabilities, direct and contingent, of the Borrower.  Such statement shall be accompanied by a certification of an officer of Borrower that such information is true, correct, and complete and that no Default or Event of Default  has occurred or is continuing.

(b) As soon as available and in any event within 45 days after the end of each month, a copy of the unaudited financial statement of the Borrower and its subsidiaries prepared in the same manner as the audit report referred to in Section 5.1(a), signed by the Borrower's chief financial officer, consisting of at least consolidated statements of income, cash flow, and stockholders' equity for the Borrower and the Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of month, and a consolidated balance sheet of the Borrower as at the end of such month.

(c)  As soon as available, but in any event within 45 days after the last day of each quarterly fiscal period, copies of the quarterly Reports of Condition and Income (Call Reports) and other regulatory reports filed by Bank of Luxemburg with any regulatory authority, the allowance for loan and lease loss report of Bank of Luxemburg as of the last day of such quarter, and a covenant compliance certificate, providing information on compliance with the covenants in this Agreement in form and substance satisfactory to the Bank, executed by the chief financial officer or controller of the Borrower and completed as of the end of such quarter.

(d)   Within 90 days after the end of each of Borrower's fiscal years, a list of the Borrower's ten largest shareholders of record and percentage of ownership of such shareholders.  The Bank acknowledges that such shareholder list will contain nonpublic personal financial information of the shareholders of the Borrower. Such information will be treated confidentially by the Bank.  Disclosure of such information will be made only (i) to officers and employees of the Bank (on a "need to know" basis), (ii) in connection with any regulatory examination of the Bank, or (iii) as otherwise required by applicable law or court order.

(e)  Promptly upon the filing thereof, copies of (i) all material notices by regulatory authorities to the Borrower, Bank of Luxemburg or any other Subsidiary, and (ii) all financial statements, reports, proxy statements and other communications which the Borrower, Bank of Luxemburg or any other Subsidiary shall have sent to its stockholders.

(f)

As promptly as practicable after the Borrower obtains knowledge thereof, written notice of all orders, notices, claims, litigation, proceedings, memoranda, agreements, penalties and investigations against or affecting (i) the Borrower, Bank of Luxemburg, or any other Subsidiary, or (ii) any officer, director, trustee, employee, agent or attorney of the Borrower, Bank of Luxemburg, or any other Subsidiary (relating to the Borrower or any Subsidiary), to the extent it affects such person in such capacity, or (iii) any property of the Borrower or Bank of Luxemburg.

(g)

As promptly as practicable (but in any event not later than 5 days) after the Borrower obtains knowledge of the occurrence of any event which constitutes a Default or an Event of Default, written notice of such occurrence, together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure the effect of such event.

(h)

Promptly after the Bank's request therefor, such other information respecting the financial condition, business and property of the Borrower, Bank of Luxemburg, and any other Subsidiary, as the Bank may from time to time reasonably request.

5.2

Maintain Assets; Sale of Assets.

(a) Maintain and keep its assets, properties and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times the Borrower's and each Subsidiary's businesses can be operated efficiently; and

(b)  Not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business and except for sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary.

5.3  Existence, Mergers and Acquisitions.

(a) Maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification and licenses to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification or licensing necessary;

(b)  Not merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary and provided, further, that the Borrower or any Subsidiary may enter into any such transaction in connection with the purchase or acquisition of another Person as permitted in Section 5.3(c), if in the instance of the Borrower, the Borrower is the surviving corporation, or in the instance of a Subsidiary, the surviving corporation is a Subsidiary;

(c)  Not purchase or otherwise acquire all or substantially all of the equity interests or assets of any Person, except for purchases or other transfers by the Borrower or a wholly-owned Subsidiary from a wholly-owned Subsidiary and except for acquisitions involving an aggregate purchase price of up to 20% of the Borrower's consolidated assets during any fiscal year, measured at the beginning of such fiscal year; and

(d)  Not sell any stock of any Subsidiary.

5.4

Insurance.  Insure and keep insured all of its property of an insurable value under all-risk policies in an amount acceptable to the Bank and workers' compensation insurance of not less than the minimum amounts required by applicable statutes, and such other insurance as is usually carried by persons engaged in the same or similar business, and from time to time furnish to Bank upon request appropriate evidence of such insurance.

5.5

Access to Records.  Permit any person designated by Bank, at Bank's expense, to visit and inspect any of Borrower's or any Subsidiary's properties, books and financial records and to discuss the Borrower's and Subsidiary's affairs, finances and accounts with officers and employees of the Borrower and the Subsidiaries, all at such reasonable times and as often as Bank may reasonably request.

5.6

Taxes, Assessments and Charges.  Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer's contributions and other governmental charges imposed upon or asserted against the Borrower's income, profits, properties and rental charges or otherwise which are or might become a lien charged upon the Borrower's properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on the Borrower's books with respect thereto.

5.7  Compliance; Environmental Compliance.  Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters.

5.8  ERISA.  Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code and not permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.

5.9  Change in Nature of Business.  Not make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

5.10  Other Agreements.  Not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary; or (b) be violated or breached by the Borrower's performance of its obligations under the Loan Documents.

5.11  Dividends and Subordinated Debt.  Not:

(a) declare or pay any dividends on any class of its stock or make any other distribution in respect thereof, either directly or indirectly, or make any payment on account of purchase, redemption or other retirement of any shares of any class of its stock, other than such payments and distributions made by any Subsidiary to the Borrower, provided, however, that the Borrower may pay and make such dividends, distributions or payments if before and after giving effect thereto, no Default or Event of Default shall have occurred and continued hereunder; or

(b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loan, except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

5.12  Capital Expenditures.  Not make Capital Expenditures in an amount exceeding $3,000,000 on a consolidated basis in any fiscal year.

5.13  Leases.  Not enter into or permit to exist any arrangements for the leasing by the Borrower or any of its Subsidiaries, as lessee, of any real or personal property (or any interest therein) under leases (other than Capitalized Leases) which require the payment by the Borrower and its Subsidiaries on a consolidated bases of rental amounts in the aggregate in excess of $500,000 in any one fiscal year.

5.14  Indebtedness.  Not incur, create, issue, assume or suffer to exist any Indebtedness, except: (a) Indebtedness under this Agreement; (b) Indebtedness under the Subordinated Note;  (c) current liabilities, other than for borrowed money, incurred in the ordinary course of business;  (d) Indebtedness existing on the date of this Agreement and disclosed on Schedule 5.14 hereto; (e) Indebtedness secured by Liens permitted under Section 5.15(b); (f) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and (g) Indebtedness in favor of the Borrower or any Subsidiary of the Borrower; provided, however, that this covenant shall not apply to Bank of Luxemburg and its Subsidiaries.

5.15  Liens.  Not create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except: (a) Liens existing on the date of this Agreement and disclosed on Schedule 5.15 hereto;  (b) Liens in connection with the acquisition of property by purchase money financing (including capitalized leases), attaching only to the property being acquired;  (c) deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business;  (d) Liens for taxes, fees, assessments and governmental charges not delinquent;  (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not past-due; and (f) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business.

5.16  Contingent Liabilities.  Not either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person (other than the Borrower or any of its Subsidiaries), except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person; provided, however, that this covenant shall not apply to letters of credit, commitments to extend credit and comparable obligations of Bank of Luxemburg.

5.17  Transactions with Affiliates.  Not enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Affiliate (other than with the Borrower or any of its Subsidiaries), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or the applicable Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.  For purposes hereof, "Affiliate" shall mean any Person that directly or indirectly controls, or is under the control of, or under common control with, the Borrower; "control" meaning having the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

5.18  Use of Proceeds.  Not permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

5.19  Well Capitalized.  Be and remain "well capitalized" as defined in and determined under 12 CFR Part 225.2 and cause Bank of Luxemburg at all times to be "well capitalized" as defined in and determined under 12 CFR Part 325.103(b)(1).

5.20  Memorandum of Understanding.  Use commercially reasonable efforts to cause Bank of Luxemburg to comply, in all respects, with the Memorandum of Understanding.

5.21  Additional Fees.  Pay to the Bank additional fees of $10,000 each on the first and each subsequent anniversary of the date of this Agreement if (a) the Memorandum of Understanding shall not be lifted and terminated on such anniversary date, (b) the Bank of Luxemburg's primary regulator shall require any new memorandum of understanding or compliance plan, or shall have imposed or sought to impose any penalties, consent orders, cease-and-desist orders, or other proceedings against Bank of Luxemburg or its officers.

5.22  Ownership of Bank of Luxemburg.  Maintain ownership of 100% of the issued and outstanding stock of Bank of Luxemburg.

5.23  Termination of Agreement.  Not pay the Loan in full, and terminate this Agreement, unless (a) the Bank shall have demanded or consented to such payment, or (b) the Subordinated Note shall be concurrently paid in full and terminated.

Section 6 – Events of Default and Remedies

6.1  Events of Default.  The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Agreement:

(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Bank pursuant to the Loan Documents which shall have continued for one business day after notice by the Bank to the Borrower;

(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Subsidiary in the Loan Documents or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents, which (except in the instance of non-compliance under Sections 5.3, 5.19, 5.22 or 5.23) shall have continued for more than 10 days after notice by the Bank to the Borrower;

(d)  The Borrower or any Subsidiary shall (i) become insolvent or unable to pay its debts generally as they mature, (ii) suspend business, (iii) make a general assignment for the benefit of creditors, (iv) admit in writing its inability to pay its debts generally as they mature, (v) file or have filed against it a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof, (vi) consent to the appointment of a trustee or receiver for the Borrower or for a substantial part of its property, (vii) take any corporate action for the purpose of effecting or consenting to any of the foregoing, or (viii) have an order, judgment or decree entered appointing, without its consent, a trustee or receiver for the Borrower or any Subsidiary or for a substantial part of its property, or approving a petition filed against the Borrower or any Subsidiary seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree if filed against (and not by) the Borrower or such Subsidiary shall not be vacated or set aside or stayed within thirty (30) days from the date of entry;

(e) Judgments against the Borrower or any Subsidiary for the payment of money totaling in excess of $100,000 shall be outstanding for a period of thirty (30) days without payment or a stay of execution;

(f) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $100,000, or the institution by the PBGC of steps to terminate any Plan;

(g) The maturity of any Indebtedness of the Borrower or a Subsidiary in excess of $100,000 in the aggregate shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such Indebtedness in excess of such aggregate amount when due or demanded (if payable on demand), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder or holders of any such Indebtedness in excess of such aggregate amount to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(h)  Any Loan Document shall not be, or shall cease to be, binding and enforceable in accordance with its terms; or

(i)  Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Borrower shall have acquired more than 30% of the shares of such voting stock

6.2  Remedies.  If (a) any Event of Default described in Section 6.1(d) shall occur with respect to the Borrower, the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (ii) exercise all rights and remedies under the Loan Documents and any other instrument, document or agreement between the Borrower and the Bank, and (iii) enforce all rights and remedies under any applicable law.

6.3  Offset.  In addition to the remedies set forth in Section 6.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Bank or any other holder of the Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of the Note, against the Indebtedness then owed by the Borrower to the Bank.

Section 7 – General Provisions

7.1  Waiver and Amendment.  No failure on the part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law.  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

7.2  Costs, Expenses and Taxes.   The Borrower agrees, whether or not any Loan is made hereunder, to pay on demand: (i) all costs and expenses of the Bank (including the reasonable fees and expenses of counsel and paralegals for the Bank) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof not to exceed $15,000 in the instance of the initial Credit Agreement and the Subordinated Note (it is acknowledged that the Borrower has deposited $5,000 with the Bank to apply to closing expenses and fees), and (ii) all costs and expenses of the Bank incurred in connection with the enforcement of the Loan Documents.  The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents.  The obligations of the Borrower under this Section shall survive any termination of this Agreement.

7.3  Indemnity.  The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Bank of telephonic or other instructions for making Loan or disbursing the proceeds thereof.  The Borrower further agrees to defend, protect, indemnify, and hold harmless the Bank, and its Affiliates, officers, directors, employees and agents of each of the foregoing (each an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind based on the capitalization of the Borrower, the Loan and Commitment or the use or intended use of the proceeds of the Loan, provided that the Borrowers shall have no obligation hereunder to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person.  The obligations of the Borrower under this Section shall survive any termination of this Agreement.

7.4  Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  Notices may also be given by fax and e-mail, but shall be deemed effective only when expressly acknowledged by the recipient thereof.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of the express acknowledgement in the case of fax or e-mail, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

7.5  Successors.  This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank.  The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

7.6  Participations and Information.  The Bank may sell participation interests in any or all of the Loan and in all or any portion of the Commitment to any Person.  The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to Affiliates of the Bank in connection with banking business of the Bank or such Affiliates and to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

7.7  Severability.  Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.8  Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

7.9  Entire Agreement.  This Agreement and the Note embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

7.10  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

7.11  Governing Law.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

7.12  Consent to Jurisdiction.  AT THE OPTION OF EITHER PARTY HERETO, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR WISCONSIN STATE COURT SITTING IN GREEN BAY OR MILWAUKEE, WISCONSIN; AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT THAT EITHER PARTY ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE OTHER PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

7.13  Waiver of Jury Trial.  THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

LUXEMBURG BANCSHARES, INC.

By:___/s/ John Slatky____________________

Title:__President________________________

P.O. Box 440

630 Main Street

Luxemburg, WI 54217-0440

Attention: Chief Financial Officer

Telephone: (920) 845-2345

Fax: (920) 845-5759

ASSOCIATED BANK, N.A.

By:____/s/ Brent Jensen __________________

Title:____Senior Vice President____________

200 North Adams St.

Green Bay, WI 54307-9006

Attention: Brent D. Jensen

Telephone: (920) 433-3094

Fax: (920) 433-3190

Attach Schedules:

Schedules:

  4.6

Litigation and Contingent Liabilities (Section 4.6)

  4.11

Subsidiaries (Section 4.11)

  5.14

Existing Indebtedness (Section 5.14)

  5.15

Existing Liens (Section 5.15)